Exhibit 99.1

Dear Valued Stockholder,

I began as the new Chief Executive Officer of CytRx Corporation (“CytRx” or the “Company”) on January 10, 2022. I joined the Company after the Board of Directors (the “Board”) ran an independent process that was led by a top-tier executive recruiting firm that screened dozens of candidates.

As a cancer survivor, finding new treatments and cures for cancer is very important to me. I believe CytRx is very well situated to have a significant impact on this important area. Our stage-diversified assets range from well-developed pre-clinical compounds that are wholly held by Cytrx to out-licensed late-clinical assets that are being developed by strategic partners. I feel our portfolio has great potential for value creation for stockholders and saving lives.

This is the beginning of a new day at CytRx.

I am incredibly excited to lead the Company in this next phase of its life cycle, and will instill a foundation built on the core values of integrity, transparency, strong corporate governance and rigorous science. To this end, I have entered the Company with an open mind and a forward-looking perspective as we inventory the Company’s assets and opportunities, and formulate a pathway to provide the best risk-adjusted returns for our stockholders.

We have a new independent director on the Board, Dr. Jennifer Simpson, who is an oncology veteran. We will add another independent director at the upcoming Annual Meeting of Stockholders. My predecessor, Steven Kriegsman, has stepped down as Chairman and will step off of the Board later in the year.

The Company has exciting opportunities in front of it.

Centurion BioPharma Corporation’s (“Centurion BioPharma”) LADR™ platform and accompanying diagnostic are high-potential assets – we are exploring a host of options to accelerate their development to the clinical stage. In addition, CytRx’s licensing deals with ImmunityBio and Orphazyme could yield meaningful revenue streams in the near future.

Please Protect Our Assets and Help Your Company Avoid Running out of Cash by Voting FOR the Proposal at the Upcoming Special Meeting

In July 2021, the Company entered into a securities purchase agreement with Armistice Capital Master Fund Ltd (“Armistice Capital”) for aggregate gross proceeds of $10 million. This provided CytRx with much-needed working capital that helped us maintain stability as we efficiently managed our portfolio of licensing agreements and high-potential assets.

Under the Armistice Capital agreement, the Company is obligated to pay – as partial liquidated damages and not as a penalty – monthly cash payments equal to the product of 2.0% multiplied by the aggregate subscription amount of $8,240,000 relating to the Series C Preferred Stock (the “Subscription Amount”). Pursuant to the purchase agreement (subject to a cap of 24% of such Subscription Amount), monthly payments would equal $164,800 and the cap would equal $1,977,600. To date, we have paid $659,200 pursuant to the partial liquidated damages and $377,668 pursuant to the 10.00% dividend, or a total of $1,036,868 pursuant to the foregoing obligations.

Obviously, these payments are burning valuable cash that would be better used in value-creating activities. We are asking stockholders to support Cytrx and its new direction, and vote for an increase in the Company’s authorized number of common shares – to be granted to Armistice Capital – at an upcoming Special Meeting of Stockholders. Additional information will be made public in the coming weeks. Stockholders are not required to take any action at this time.

Thank you for your investment in CytRx and for your consideration. I understand there is a long history at CytRx, and that much of that history has not been pleasant for stockholders. However, I cannot fix the past; my best contribution is to look at the assets the company has today, and to plot a path forward to maximize the value. I look forward to engaging with you in the weeks to come about our new direction and the significant opportunities ahead of us.

Sincerely,

Stephen Snowdy, PhD

Chief Executive Officer

CytRx Corporation